August 22, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 of the 8-K dated August 22, 2003 of Winter Sports Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements made therein. Effective October 22, 2003, we will cease our auditing services provided to Winter Sports, Inc. We have reached this decision reluctantly and after substantial deliberation because we will not be registering with the Public Company Accounting Oversight Board, as required by the recently passed Sarbanes-Oxley Act, and will be discontinuing auditing services to Public Companies. Our resignation is not based on any disputes or disagreements with management of the Company on financial accounting and reporting matters, and there have come to our attention no matters that would have required a report under Item 304(a)(1)(iv) of Regulation S-B.

Very truly yours,

/s/ Jordahl & Sliter PLLC

Jordahl & Sliter PLLC